Exhibit 4.1

WARRANT AGENT AGREEMENT

WARRANT AGENT AGREEMENT (this “Agreement”), dated as of May 11, 2011, between China Metro-Rural Holdings Limited, a British Virgin Islands entity (the “Company”), and American Stock Transfer & Trust Company, as Warrant Agent (the “Warrant Agent”).

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance of warrants (the “Warrants”) to purchase ordinary shares, $0.001 par value, of the Company and other matters as provided herein;

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the provisions of the Warrants and this Agreement, and the Warrant Agent hereby accepts such appointment.

Section 2. Form of Warrants; Incorporation by Reference. The Warrants shall be held with The Depository Trust Company (“DTC”) and shall be substantially in the form set forth in Exhibit A attached hereto. The terms and provisions of the Warrants are hereby incorporated by reference herein and made a part hereof.

Section 3. Reliance on Company Statement. Whenever in the performance of its duties under this Agreement or, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement. The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

Section 4. Indemnification; Limitation of Liability.

(a) The Company agrees to indemnify the Warrant Agent and its officers, directors, employees and agents for, and to hold them harmless against, any loss, claim, liability or expense, incurred without gross negligence, willful misconduct or bad faith on the part of the Warrant Agent or any such officer, director, employee or agent, arising out of or in connection with this Agreement or administration of the Warrants, including the costs and expenses of defending against any claim or liability arising out of or resulting from this Agreement or the administration of the Warrants or in connection with the exercise or performance of any of its powers or duties hereunder or under the Warrants.

(b) The Warrant Agent shall act hereunder solely as agent for the Company, for the benefit of the Company and the holders of Warrants, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable to the Company or any holder of Warrants for anything which it may do or refrain from doing in connection with this Agreement or the administration of the Warrants except for its own gross negligence, willful misconduct or bad faith.

(c) In no event shall the Warrant Agent have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover. The Warrant Agent’s liability arising out of or in connection with this Agreement or the administration of the Warrants shall not exceed the aggregate amount of all fees (excluding expenses) paid or payable under this Agreement in the twelve month period immediately preceding the date of the first event giving rise to liability.

(d) The Warrant Agent may consult at any time with counsel satisfactory to it (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or any holder of Warrants in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

(e) The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more registered holders of Warrants shall furnish the Warrant Agent with reasonable security and indemnity for any costs or expenses which may be incurred. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrants or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery or judgment shall be for the ratable benefit of the registered holders of the Warrants, as their respective rights or interests may appear.

(f) The Warrant Agent, and any affiliate, stockholder, director, officer or employee thereof, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though they were not the Warrant Agent under this Agreement, or an affiliate, stockholder, director, officer or employee of the Warrant Agent, as the case may be. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(g) The obligations of the Company under this Section 4 shall survive any termination of this Agreement, including any termination under any bankruptcy, insolvency or similar law, or any removal or resignation of the Warrant Agent.

Section 5. Notices. Any notice to be given by one party hereto to the other party hereto shall be sufficiently given if delivered in person or by facsimile transmission or duly sent by first class registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, or by electronic mail, with a copy thereof to be sent by mail (as aforesaid) within twenty-four (24) hours of such electronic mail, addressed to:

if to the Company, to:

China-Metro Rural Holdings Limited

Suite 2204, 22/F, Sun Life Tower

The Gateway, 15 Canton Road

Tsimshatsui, Kowloon, Hong Kong

Facsimile: +852 2111 1890

e-mail: alex.lung@nlc88.com.hk; chris.fan@nlc88.com.hk

if to the Warrant Agent, to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: Frank Ruggiero

Facsimile 718-921-8334

with a copy to (which shall not constitute notice to the Warrant Agent):

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: General Counsel

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Section 6. Termination. This Agreement shall terminate upon the earlier of (a) the expiration of the Warrants, or (b) the resignation or removal of the Warrant Agent, in each case pursuant to the terms of the Warrants.

Section 7. Assignment. The Warrant Agent may assign this Agreement or any rights granted hereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of the Warrant Agent’s assets or business without the prior written consent of the Company.

Section 8. Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the business of the Warrant Agent, shall be the successor Warrant Agent under this Agreement without any further act.

Section 9. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 10. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

CHINA METRO-RURAL HOLDINGS LIMITED

By:	/s/ Sio Kam Seng
	Name:	Sio Kam Seng
	Title:	Vice-Chairman and CEO

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC as Warrant Agent

By:	/s/ Carlos Pinto
	Name:	Carlos Pinto
	Title:	Senior Vice President

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EXHIBIT A

CHINA METRO-RURAL HOLDINGS LIMITED

WARRANT TO PURCHASE ORDINARY SHARES

Warrant No.: 2011-

Number of Ordinary Shares:

Date of Issuance: May 11, 2011 (“Issuance Date”)

China Metro-Rural Holdings Limited, a company organized under the laws of the British Virgin Islands (the “Company”), certifies that, for good and valuable consideration, the receipt and sufficiency of which are acknowledged,             , the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Ordinary Shares (including any Warrants to Purchase Ordinary Shares issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the date hereof (the “Exercisability Date”), but not after 5:30 p.m., New York Time, on the Expiration Date (as defined below), (May 11, 2014) fully paid and nonassessable Ordinary Shares (as defined below) (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 14 hereof. This Warrant is one of a series of warrants to purchase Ordinary Shares (collectively, the “Warrants”) issued to the Holders pursuant to the Company’s Registration Statement on Form F-3 (No. 333-171825) (as may be amended and supplemented).

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(e)), this Warrant may be exercised by the Holder on any day on or after the Exercisability Date, in whole or in part (but not as to fractional shares), by (i) delivery of a written notice to the principal office of American Stock Transfer & Trust Company, LLC (the “Warrant Agent”), in substantially the form attached hereto as Exhibit A (the “Exercise Notice”), or at such other office or agency as the Warrant Agent may designate, of the Holder’s election to exercise this Warrant and (ii) if both (A) the Holder is not electing a Cashless Exercise (as defined below) pursuant to Section 1(d) of this Warrant and (B) a registration statement registering the issuance of the Warrant Shares under the Securities Act of 1933, as amended (the “Securities Act”), is effective and available for the issuance of the Warrant Shares, or an exemption from registration under the Securities Act is available for the issuance of the Warrant Shares, payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds (a “Cash Exercise”). The Holder shall not be required to surrender this Warrant in order to effect an exercise hereunder, provided that this Warrant is surrendered to the Company by the third Trading Day following the date on which the Company has received each of the Exercise Notice and, if this Warrant is being exercised pursuant to a Cash Exercise, the Aggregate Exercise Price (the “Exercise Delivery Documents”). The Warrant Agent shall deliver any objection to the Exercise Delivery Documents on or before the second Trading Day following the date on which the Warrant Agent has received all of the Exercise Delivery Documents. On or before the third Trading Day following the date on which the Warrant Agent has received all of the Exercise Delivery Documents and after the Warrant Agent shall have received this Warrant (the “Share Delivery Date”), the Warrant Agent shall, (X) provided that the Warrant Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (the “FAST Program”) and so long as the certificates therefor are not required to bear a legend regarding restriction on transferability, upon the request of the Holder, credit such aggregate number of Ordinary Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y), if the Warrant Agent is not participating in the FAST Program or if the certificates are required to bear a legend regarding restriction on transferability, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Ordinary Shares to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Delivery Documents and surrender of this Warrant, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than five Trading Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 7(e)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. The Company shall pay any and all taxes and other expenses of the Company (including overnight delivery charges) that may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder or an affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means US$3.456 per Ordinary Share, subject to adjustment as provided herein.

(c) Failure to Timely Deliver Shares. In addition to any other rights available to a Holder, if the Warrant Agent fails to deliver to the Holder a certificate representing Warrant Shares by the third Trading Day after the date on which delivery of such certificate is required by this Warrant, and if after such third Trading Day the Holder purchases (in an open market transaction or otherwise) Ordinary Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares that the Holder anticipated receiving from the Warrant Agent (a “Buy-In”), then the Company shall, within three Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the Ordinary Shares so purchased less the Exercise Price (the “Buy-In Price”), at which point the Warrant Agent’s obligation to deliver such certificate (and to issue such Ordinary Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Ordinary Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Ordinary Shares, times (B) the Closing Price on the date of the event giving rise to the Warrant Agent’s obligation to deliver such certificate.

(d) Cashless Exercise. Notwithstanding anything contained herein to the contrary, if a registration statement registering the issuance of the Warrant Shares under the Securities Act is not effective or available for the issuance of the Warrant Shares, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of ordinary shares determined according to the following formula (a “Cashless Exercise”):

Net Number =	(A x B) - (A x C)
B

For purposes of the foregoing formula:

A=	The total number of shares with respect to which this Warrant is then being exercised.

B=	The Weighted Average Price of the shares of ordinary shares (as reported by Bloomberg) on the date immediately preceding the date of the Exercise Notice.

C=	The Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

For purposes of Rule 144(d) promulgated under the Securities Act, as in effect on the date hereof, assuming the Holder is not an affiliate of the Company, it is intended that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the closing date of the offering pursuant to which the Company was obligated to issue this Warrant.

(e) Limitations on Exercises. (1) The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Holder (together with such Holder’s affiliates and any other Persons acting as a group together) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of ordinary shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of ordinary shares beneficially owned by such Person and its affiliates shall include the number of shares of ordinary shares issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of ordinary shares which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), it being acknowledged that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act, and the Holder is solely responsible for any schedules required to be filed in accordance therewith. For purposes of this Warrant, in determining the number of outstanding shares of ordinary shares, the Holder may rely on the number of outstanding shares of ordinary shares as reflected in (1) the Company’s most recent Form 20-F, Form 6-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Warrant Agent setting forth the number of shares of ordinary shares outstanding. For any reason at any time, upon the written or oral request of the Holder, where such request indicates that it is being made pursuant to this Warrant, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of ordinary shares then outstanding. In any case, the number of outstanding shares of ordinary shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Holder and its affiliates since the date as of which such number of outstanding shares of ordinary shares was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided, that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Warrants. The Warrant Agent will have no responsibility to ascertain whether the provisions of this paragraph have been complied with by the Holder.

(f) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) Adjustment upon Subdivision or Combination of Ordinary Shares. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding Ordinary Shares into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding Ordinary Shares into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Other Events. If any event occurs of the type contemplated by the provisions of Section 2(a) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features to the holders of the Company’s equity securities, but excluding any equity grants made pursuant to the Company’s equity plans approved by the Company’s Board of Directors), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares so as to protect the rights of the Holder; provided, that no such adjustment pursuant to this Section 2(b) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2.

(c) Additional Issuances of Equity Securities. If the Company at any time while this Warrant is outstanding and unexpired shall issue any Ordinary Shares, or any securities that are at any time convertible into or exercisable or exchangeable for Ordinary Shares (“Ordinary Shares Equivalents,” and together with the Ordinary Shares, “Equity Securities”), other than a Permitted Issuance, at a price per share less than the then effective Exercise Price, then upon each such issuance the Exercise Price and only the Exercise Price shall be adjusted to that price (rounded to the nearest cent) determined by multiplying the Exercise Price then in effect by a fraction:

(i) the numerator of which shall be equal to the sum of (x) the number of shares of Outstanding Ordinary Shares immediately prior to such issuance of such Equity Securities plus (y) the number of Ordinary Shares which the aggregate consideration for the total number of such Equity Securities so issued would purchase at a price per share equal to the Exercise Price then in effect, and

(ii) the denominator of which shall be equal to the number of shares of Outstanding Ordinary Shares immediately after the issuance of such Equity Securities.

(d) Make-Good Adjustment. If for the fiscal year ended March 31, 2011 the Company’s Adjusted EBITDA does not exceed US$20 million, then, in addition to any other adjustments herein set forth, the Exercise Price and only the Exercise Price shall be adjusted to US$0.001. If for the fiscal year ending March 31, 2012 the Company’s Adjusted EBITDA:

(i) is less than US$35.0 million, then, in addition to any other adjustments herein set forth, the Exercise Price and only the Exercise Price shall be adjusted to US$0.001;

(ii) is equal to or greater than US$35.0 million, but less than US$42.5 million, then, in addition to any other adjustments herein set forth, the Exercise Price and only the Exercise Price shall be adjusted to US$2.016; or

(iii) is equal to or greater than US$42.5 million, but less than US$50.0 million, then, in addition to any other adjustments herein set forth, the Exercise Price and only the Exercise Price shall be adjusted to US$2.88.

(e) Notwithstanding anything to the contrary in this Warrant, in no event shall the Exercise Price be reduced below the par value of the Ordinary Shares.

3. RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case:

(a) any Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Ordinary Shares entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction of which (i) the numerator shall be the Weighted Average Price of the Ordinary Shares on the Trading Day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one Ordinary Share, and (ii) the denominator shall be the Weighted Average Price of the Ordinary Shares on the Trading Day immediately preceding such record date; and

(b) the number of Warrant Shares shall be increased to a number of shares equal to the number of Ordinary Shares obtainable immediately prior to the close of business on the record date fixed for the determination of holders of Ordinary Shares entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding paragraph (a); provided, that in the event that the Distribution is of Ordinary Shares or common shares of a company whose common shares are traded on a national securities exchange or quoted on a national automated quotation system (“Other Shares”), then the Holder may elect to receive a warrant to purchase Other Shares in lieu of an increase in the number of Warrant Shares, the terms of which shall be identical to those of this Warrant, except that such warrant shall be exercisable into the number of shares of Other Shares that would have been payable to the Holder pursuant to the Distribution had the Holder exercised this Warrant immediately prior to such record date and with an aggregate exercise price equal to the product of the amount by which the exercise price of this Warrant was decreased with respect to the Distribution pursuant to the terms of the immediately preceding paragraph (a) and the number of Warrant Shares calculated in accordance with the first part of this paragraph (b).

4. PURCHASE RIGHTS.

(a) Purchase Rights. In addition to any adjustments pursuant to Sections 2 or 3 above, if at any time prior to the Expiration Date the Company grants, issues or sells any Equity Securities or rights to purchase Equity Securities, other securities or other property pro rata to the record holders of any class of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights.

(b) Fundamental Transactions. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the Fundamental Transaction, in lieu of the Ordinary Shares (or other securities, cash, assets or other property purchasable upon the exercise of the Warrant prior to such Fundamental Transaction), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights), if any, that the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been exercised immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Ordinary Shares are entitled to receive securities or other assets with respect to or in exchange for Ordinary Shares (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon an exercise of this Warrant within 90 days after the consummation of the Fundamental Transaction but, in any event, prior to the Expiration Date, in lieu of the Ordinary Shares (or other securities, cash, assets or other property) purchasable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had the Warrant been exercised immediately prior to such Fundamental Transaction. Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this Warrant.

5. RESERVATION OF WARRANT SHARES. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Ordinary Shares, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Ordinary Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive or any other contingent purchase rights of Persons other than the Holder (taking into account the adjustments and restrictions in Section 2). Such reservation shall comply with the provisions of Section 1. The Company covenants that all Ordinary Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will take all such actions as may be necessary to assure that such Ordinary Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Ordinary Shares may be listed.

6. WARRANT HOLDER NOT DEEMED A SHAREHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

7. REGISTRATION AND REISSUANCE OF WARRANTS.

(a) Registration of Warrant. The Warrant Agent shall register this Warrant, upon the records to be maintained by the Warrant Agent for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company and the Warrant Agent may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. The Warrant Agent shall also register any transfer, exchange, reissuance or cancellation of any portion of this Warrant in the Warrant Register.

(b) Transfer of Warrant. This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company or the Warrant Agent, except as may otherwise be required by applicable securities laws. Subject to applicable securities laws, if this Warrant is to be transferred, the Holder shall surrender this Warrant to the Warrant Agent together with all applicable transfer taxes, whereupon the Warrant Agent will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(e)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less then the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(e)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(c) Lost, Stolen or Mutilated Warrant. Upon receipt by the Warrant Agent of evidence reasonably satisfactory to the Company and the Warrant Agent of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company and the Warrant Agent in customary form or the provision of reasonable security by the Holder to the Company and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Warrant Agent shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(e)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(d) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company together with all applicable transfer taxes, for a new Warrant or Warrants (in accordance with Section 7(e)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that the Company shall not be required to issue Warrants for fractional Ordinary Shares hereunder.

(e) Issuance of New Warrants. Whenever the Company or the Warrant Agent is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant shall (i) be of like tenor with this Warrant, (ii) represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(b) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of Ordinary Shares underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date and (iv) have the same rights and conditions as this Warrant.

8. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with the information set forth in the Warrant Register. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including, in reasonable detail, a description of such action and the reason or reasons therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) promptly upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least 20 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Ordinary Shares, (B) with respect to any grants, issuances or sales of any Equity Securities or Purchase Rights to the record holders of any class of Ordinary Shares or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided, that in each case, such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

9. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its memorandum and articles of association, as amended, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any Ordinary Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Ordinary Shares upon the exercise of this Warrant and (iii) shall, so long as any of the Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Ordinary Shares, solely for the purpose of effecting the exercise of the Warrants, the number of Ordinary Shares as shall from time to time be necessary to effect the exercise of the Warrants then outstanding (without regard to any limitations on exercise).

10. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders; provided, that no such action may increase the exercise price of any Warrant or decrease the number of shares or class of stock obtainable upon exercise of any Warrant without the written consent of the Holder. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Warrants then outstanding.

11. GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

12. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and all the Holders and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

13. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two Trading Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within five Trading Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two Trading Days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent registered public accounting firm. The Company shall cause the investment bank or the accounting firm, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than 10 Trading Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accounting firm’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. The expenses of the investment bank and accounting firm will be borne by the Company unless the investment bank or accounting firm determines that the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares by the Holder was incorrect, in which case the expenses of the investment bank and accounting firm will be borne by the Holder.

14. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder may cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach.

15. LIMITATION ON LIABILITY. No provisions hereof, in the absence of affirmative action by the Holder to purchase Warrant Shares hereunder, shall give rise to any liability of the Holder to pay the Exercise Price or as a shareholder of the Company (whether such liability is asserted by the Company or creditors of the Company).

16. SUCCESSORS AND ASSIGNS. This Warrant shall bind and inure to the benefit of and be enforceable by the Company and the Holder and their respective permitted successors and assigns.

17. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Adjusted EBITDA” means the Company’s operating profit/(loss) (i) plus any depreciation and amortization expenses and (ii) excluding the effects of changes in fair value of investment properties and gain/loss of derivative financial liability at fair value through profit or loss, reported in its consolidated financial statements for the year ended March 31, 2011 or year ending March 31, 2012, as applicable, audited by a “Big Four” accounting firm and included in Company’s Annual Report on Form 20-F for the relevant fiscal year, prepared in accordance with International Financial Reporting Standards and using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies. Each Adjusted EBITDA calculation shall be determined by rounding to the nearest $0.01 million.

(b) “Eligible Market” means The New York Stock Exchange, Inc., the NYSE Amex LLC, The Nasdaq Stock Market, or the OTC Bulletin Board.

(c) “Expiration Date” means the third (3rd) anniversary of the Issuance Date or, if such date falls on a day other than a Trading Day or on which trading does not take place on the Principal Market, or, if the Principal Market is not the principal trading market for the Ordinary Shares, then on the principal securities exchange or securities market on which the Ordinary Shares are then traded (a “Holiday”), the next date that is not a Holiday.

(d) Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into another Person, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of either the outstanding Ordinary Shares (not including any Ordinary Shares held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding Ordinary Shares (not including any Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v) reorganize, recapitalize or reclassify its Ordinary Shares or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Ordinary Shares.

(e) “Ordinary Shares” means (i) the Company’s Ordinary Shares, US$0.001 par value per share, and (ii) any authorized capital into which such Ordinary Shares shall have been changed or any authorized capital resulting from a reclassification of such Ordinary Shares.

(f) “Outstanding Ordinary Shares” means, at any given time, the aggregate amount of outstanding Ordinary Shares, assuming full exercise, conversion or exchange (as applicable) of all Equity Securities that are outstanding at such time.

(g) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose Ordinary Shares or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(h) “Permitted Issuances” means an issuance by the Company of its securities:

(i) Pursuant to a transaction described in Section 2(a) or 2(b) of this Warrant;

(ii) Pursuant to any Company stock option plan, stock purchase plan, or other equity incentive plan or agreement approved by the Board and the Company’s shareholders;

(iii) Pursuant to the conversion or exercise of convertible securities issued or outstanding on or prior to the date hereof; or

(iv) If such securities are designated in writing as included in this definition of Permitted Issuances by the Required Holders.

(i) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(j) “Principal Market” means the NYSE Amex LLC.

(k) “Required Holders” means the holders of the Warrants representing at least a majority of Ordinary Shares underlying the Warrants then outstanding.

(l) “Successor Entity” means the Person (or, if so elected by the Required Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so

elected by the Required Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(m) Trading Day” means any day on which the Ordinary Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Ordinary Shares, then on the principal securities exchange or securities market on which the Ordinary Shares are then traded; provided that “Trading Day” shall not include any day on which the Ordinary Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Ordinary Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(n) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market, or, if the Principal Market is not the principal trading market for the Ordinary Shares, then on the principal securities exchange on which the Ordinary Shares are then traded, during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg Financial Markets through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg Financial Markets, or, if no dollar volume-weighted average price is reported for such security by Bloomberg Financial Markets for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 13 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Ordinary Shares to be duly executed as of the Issuance Date set out above.

CHINA METRO-RURAL HOLDINGS LIMITED

By:
Name:
Title:

EXHIBIT A

WARRANT EXERCISE FORM

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11210

Attn: Frank Ruggiero

Ph 718-921-8200 x 6623

Fax 718-234-5001 (must confirm by phone)

The undersigned hereby irrevocably elects to exercise the within Warrant to purchase                              of the Ordinary Shares (the “Warrant Shares”) of China Metro-Rural Holdings Limited, a company organized under the laws of the British Virgin Islands (the “Company”), pursuant to the provisions of Section 1 of the attached Warrant.

1. Method of Exercise:

The Holder has elected to exercise the within Warrant via either (i) Cashless Exercise or (ii) Cash Exercise by checking one of the boxes below.

☐ Exercise Price. The Holder (x) intends that payment of the Exercise Price shall be made as a Cashless Exercise under Section 1(d) of the Warrant (provided the conditions therein are satisfied), and (y) has previously contacted the Company via the contact information below regarding such Cashless Exercise.

Contact information for Cashless Exercise:

China-Metro Rural Holdings Limited

Suite 2204, 22/F, Sun Life Tower

The Gateway, 15 Canton Road

Tsimshatsui, Kowloon, Hong Kong

Facsimile: +852 2111 1890

e-mail: alex.lung@nlc88.com.hk; chris.fan@nlc88.com.hk

☐ Cash Exercise. The Holder shall pay the sum of $             to the Warrant Agent in accordance with the terms of the Warrant.

2. Delivery of Warrant Shares. The Warrant Agent shall deliver to the holder             Warrant Shares in accordance with the terms of the Warrant.

3. Representations and Warranties. By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company and the Warrant Agent that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of shares of ordinary shares (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) permitted to be owned under Section 1(e) of this Warrant to which this notice relates.

Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant. The undersigned’s execution of this form constitutes the undersigned’s agreement to all the terms of the Warrant and to comply therewith.

Signature
Print Name:

Date

Signature, if jointly held
Print Name:

Date

Address:

Phone: